Exhibit 99.1

Captaris Reports Solid Second Quarter 2006 Financial Results
Q2 Revenue of $22.6 Million up 6.7% Year-Over-Year
Net Income of $28,000 or Breakeven Per Share
Company Announces Additional Spending Reductions of $2.0 Million Annually

Bellevue, Wash., August 3, 2006 — Captaris, Inc. (NASDAQ: CAPA), a leading provider of software products that automate document-centric business processes, today reported financial results for its second quarter ended June 30, 2006.

Total revenue for the second quarter was $22.6 million, a 6.7% increase over the second quarter of 2005 and a 15.6% increase over the preceding quarter.  Revenue by category compared to the second quarter of 2005 is as follows:

•	Software revenue was $8.2 million, an increase of $130,000

•	Hardware revenue was $5.4 million, an increase of $100,000

•	Maintenance, support and service revenue was $9.0 million, an increase of $1.2 million

Gross profit was $15.9 million, up $1.4 million or 9.5%, compared to the same quarter last year, and gross margin was 70.1%, compared to 68.3% in the same quarter last year.

Total operating expenses were $16.1 million for the second quarter of 2006, a decrease of approximately $800,000, or 4.7%, compared to total operating expenses of $16.9 million for the second quarter of 2005.  The decline in operating expenses was a result of effective cost control in the quarter and actions the Company took in the fourth quarter of 2005 to reduce its operating cost structure.

“Our solid second quarter results reflect a significant increase in the number of larger billing transactions including notable enterprise deals,” said David P. Anastasi, President and CEO of Captaris, Inc.  “Our continued product development efforts and channel enhancements are driving increased multiple product sales and enterprise-wide deployments, as well as growth in deferred revenue through larger maintenance and support contracts.  We also continue to make substantial progress in streamlining our business and improving operating leverage, enabling us to execute our planned further reduction of $2.0 million annually in cash spending.  Looking ahead, we believe our ongoing initiatives to build a more stable and predictable business will enable greater opportunity for top line growth and increasing profitability.”

The Company recognized stock based compensation expense of $151,000 in the second quarter of 2006, compared to $15,000 in the second quarter of 2005.  Amortization of intangible assets for the second quarter of 2006 was $835,000, including $481,000 in cost of revenue and $354,000 in operating expenses, compared to $935,000 in the second quarter of 2005, including $481,000 in cost of revenue and $454,000 in operating expenses.

Operating loss in the second quarter of 2006 was $252,000, an improvement of $2.2 million compared to a loss of $2.4 million in the second quarter of 2005.

The Company reported net income for the second quarter of 2006 of $28,000, or breakeven per diluted share, compared to a net loss of $1.4 million, or $0.05 per diluted share in the same quarter last year and compared to net income of $81,000, or break even per diluted share in the first quarter of 2006.

On a year-to-date basis, revenue of $42.2 million was up $2.2 million or 5.6%,  operating expenses of $30.2 million were down $2.3 million or 6.9% and net income of $109,000 was up $3.4 million or 103%, all compared to the same period in 2005.

Cash flow from operations was $1.9 million in the second quarter of 2006, an increase of $1.5 million from the second quarter in 2005. On a year-to-date basis, cash flow from operations was $6.4 million, up $7.1 million compared to cash used of $700,000 in 2005.

Consolidated cash, cash equivalents and investment balances as of June 30, 2006 totaled $56.4 million, an increase of $700,000 from March 31, 2006. Deferred revenue at June 30, 2006 was $23.4 million, an increase of $760,000 or 3.4% over the preceding quarter.

Spending Reductions

The Company commenced actions in July 2006 intended to reduce annual spending by $2.0 million.  The Company expects to realize benefits from these actions beginning in the fourth quarter of 2006 and carrying into 2007.  Mr. Anastasi stated, “We are on track to meet the $5.0 million annual reduction in spending we announced on our third quarter 2005 earnings conference call.  We believe the continuing refinement of our business model allows us to execute further reductions while driving attractive revenue growth.”

Stock Repurchase

During the quarter, the Company repurchased approximately 337,000 shares of its outstanding common stock at a cost of approximately $1.5 million with an average purchase price of $4.45 per share.  As of June 30, 2006, approximately $13.5 million is available under its repurchase program.  Captaris may repurchase shares under its stock repurchase program subject to overall market conditions, stock prices and its cash position and requirements.  As of June 30, 2006, the total number of outstanding common shares was 28.1 million.

As previously announced on June 8, 2006, the Board of Directors authorized the Company to enter into a Rule 10b5-1 plan to facilitate its stock buyback activity. A Rule 10b5-1 repurchase plan will allow the Company to purchase its shares at times when it ordinarily would not be in the market because of self-imposed trading blackout periods. Captaris anticipates that transactions under the Rule 10b5-1 repurchase plan would begin, subject to the parameters of the plan, on September 18, 2006, the first trading day after the open trading window closes in the third quarter.

Web Cast Information

The Company will discuss its second quarter results and business outlook for 2006 on its regularly scheduled conference call today at 1:45 pm PT/ 4:45 p.m. ET.  The live web cast of the conference call can be accessed from the Investor Relations section of the Captaris Web site at www.captaris.com or at www.mkr-group.com (under featured events). To access the live conference call, dial 800-240-2134 and give the Company name “Captaris.”  An audio replay of the conference call can be accessed at 800-405-2236.  The replay will be available starting two hours after the call and remain in effect until Thursday, August 10th at 11:59 PT.  The required pass code is 11065266#.

About Captaris, Inc.

Captaris, Inc. is a leading provider of software products that automate business processes, manage documents electronically and provide efficient information delivery. Our product suite of Captaris RightFax, Captaris Workflow and Captaris Alchemy Document Management is distributed through a global network of leading technology partners. We have customers in financial services, healthcare, government and many other industries, and our products are installed in all of the Fortune 100 and many Global 2000 companies. Headquartered in Bellevue, Washington, Captaris was founded in 1982 and is publicly traded on the NASDAQ National Market under the symbol CAPA. For more information please visit www.captaris.com.

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding our belief that our ongoing initiatives to build a more stable and predictable business will enable greater opportunity for top line growth and increasing profitability and that our business model allows us to execute further cost reductions while driving attractive revenue growth and our plan to repurchase shares under our stock repurchase plan. Forward-looking statements include all passages containing verbs such as “aims,” “anticipates,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects” or “targets” or nouns corresponding to such verbs. Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of the management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect Captaris’ actual results include, among others, the impact, if any, of stock-based compensation charges, the potential failure to maintain and expand Captaris’ network of dealers and resellers or to establish and maintain strategic relationships, inability to integrate recent and future acquisitions, inability to develop new products or product enhancements on a timely basis, inability to protect our proprietary rights or to operate without infringing the patents and proprietary rights of others, and quarterly and seasonal fluctuations in operating results. More information about factors that potentially could affect Captaris’ financial results is included in Captaris’ most recent quarterly report on Form 10-Q and annual report on Form 10-K filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, Captaris undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

The following are registered trademarks and trademarks of Captaris: Captaris, Alchemy, RightFax, Captaris Document Management, Captaris Interchange and Captaris Workflow.  All other brand names and trademarks are the property of their respective owners.

Contacts:

Captaris, Inc.	MKR Group, LLC
Melanie Canto	Investor Relations
Director, Treasury and Investor Relations	Todd Kehrli or Jim Byers
(425) 638-4048	(818) 556-3700
InvestorRelations@Captaris.com	captaris@mkr-group.com

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Captaris, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	June 30, 2006	December 31, 2005

Assets

Current assets:
Cash and cash equivalents	$7,012	$6,420
Short-term investments, available-for-sale	20,615	17,506
Accounts receivable, net	15,178	18,776
Inventories	830	534
Prepaid expenses and other	2,788	1,759
Deferred tax assets and income tax receivable	3,270	4,141

Total current assets	49,693	49,136
Long-term investments, available-for-sale	28,762	27,601
Restricted cash	1,000	1,000
Long-term assets	304	337
Equipment and leasehold improvements, net	4,956	6,200
Intangible assets, net	8,097	9,767
Goodwill	32,746	32,313
Deferred tax assets, net	5,640	4,849

Total assets	$131,198	$131,203

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$4,527	$4,665
Accrued compensation and benefits	3,391	3,764
Other accrued liabilities	1,923	2,390
Income taxes payable	71	80
Deferred revenue	19,005	18,104

Total current liabilities	28,917	29,003
Accrued liabilities - noncurrent	277	317
Deferred revenue - noncurrent	4,415	4,104

Total Liabilities	33,609	33,424
Shareholders’ equity:
Common stock	281	284
Additional paid-in capital	49,935	50,835
Retained earnings	45,918	45,809
Accumulated other comprehensive income	1,455	851

Total shareholders’ equity	97,589	97,779

Total liabilities and shareholders’ equity	$131,198	$131,203

Captaris, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,

	2006	2005	2006	2005

Net revenue:
Software revenue	$8,230	$8,102	$15,517	$14,839
Maintenance, support and services revenue	9,000	7,812	17,308	15,216
Hardware revenue	5,400	5,301	9,378	9,907

Net revenue	22,630	21,215	42,203	39,962
Cost of revenue	6,761	6,721	12,414	13,042

Gross profit	15,869	14,494	29,789	26,920
Operating expenses:
Research and development	3,189	3,408	6,358	6,752
Selling and marketing	8,676	8,562	15,973	16,376
General and administrative	3,902	4,496	8,210	9,468
Amortization of intangible assets	354	454	708	908
Gain on sale of discontinued product line CallXpress	—	—	(1,000)	(1,000)

Total operating expenses	16,121	16,920	30,249	32,504

Operating loss	(252)	(2,426)	(460)	(5,584)
Other income (expense):
Interest	441	299	913	554
Other, net	(69)	(40)	(91)	(128)

Other income, net	372	259	822	426
Income (loss) from continuing operations before income tax expense (benefit)	120	(2,167)	362	(5,158)
Income tax expense (benefit)	87	(754)	296	(1,794)

Income (loss) from continuing operations	33	(1,413)	66	(3,364)
Discontinued operations:
Gain(loss) from sale of MediaTel assets, net of income tax (benefit) expense of ($3), $16, $28, $20, respectively	(5)	24	43	30

Income (loss) from discontinued operations	(5)	24	43	30

Net income (loss)	$28	$(1,389)	$109	$(3,334)

Basic net income (loss) per common share:
Income (loss) from continuing operations	$0.00	$(0.05)	$0.00	$(0.11)
Income (loss) from discontinued operations	(0.00)	0.00	0.00	0.00

Net income (loss)	$0.00	$(0.05)	$0.00	$(0.11)

Diluted net income (loss) per common share:
Income (loss) from continuing operations	$0.00	$(0.05)	$0.00	$(0.11)
Income (loss) from discontinued operations	(0.00)	0.00	0.00	0.00

Net income (loss)	$0.00	$(0.05)	$0.00	$(0.11)

Weighted average basic common shares	28,191	29,184	28,269	29,331
Weighted average diluted common shares	28,525	29,184	28,545	29,331

Captaris, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Six Months Ended June 30,

	2006	2005

Cash flows from operating activities:
Net income (loss)	$109	$(3,334)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	1,658	1,718
Amortization	1,670	1,871
Stock-based compensation expense (benefit)	241	(180)
Provision for doubtful accounts	39	216
Loss (gain) on disposition of equipment	54	(20)
Changes in assets and liabilities:
Accounts receivables, net	3,727	2,689
Inventories	(207)	112
Prepaid expenses and other assets	(1,001)	(408)
Deferred income tax assets, net	544	(1,894)
Accounts payable	(178)	(2,779)
Accrued compensation and benefits	(414)	(872)
Other accrued liabilities	(545)	466
Income taxes payable and deferred tax liabilities	(525)	713
Deferred revenue	1,262	1,025

Net cash flow provided by (used in) operating activities	6,434	(677)

Cash flows from investing activities:
Purchase of equipment and leasehold improvements	(426)	(1,592)
Purchase of investments	(34,240)	(42,002)
Purchase of businesses, net of cash acquired	—	2
Proceeds from sale of equipment	7	25
Proceeds from sales and maturities of investments	30,005	42,699

Net cash used in investing activities	(4,654)	(868)

Cash from financing activities:
Proceeds from exercises of stock options	1,007	89
Repurchase of common stock	(2,384)	(2,994)
Excess tax benefits from stock-based compensation	234	—

Net cash used in financing activities	(1,143)	(2,905)

Net increase (decrease) in cash	637	(4,450)
Effect of exchange rate changes on cash	(45)	63
Cash and cash equivalents at beginning of period	6,420	7,563

Cash and cash equivalents at end of period	$7,012	$3,176

Cash paid during the period for income taxes	$86	$83

Captaris, Inc.
Additional Information
(in thousands)
(Unaudited)

	Quarter Ended June 30, Amortization	Six Months Ended June 30, Amortization

2006
Cost of revenue	$481	$962

Operating expenses:
Research and development	$—	$—
Selling, general and administrative	—	—
Amortization of intangible assets	354	708

Total operating expenses	$354	$708

2005
Cost of revenue	$482	$963

Operating expenses:
Research and development	$—	$—
Selling, general and administrative	—	—
Amortization of intangible assets	454	908

Total operating expenses	$454	$908